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                                                                   Exhibit 23.10


                        Consent of Independent Auditors


We consent to the incorporation by reference in this Registration Statement (Post Effective Amendment No. 1 on Form S-8) of FirstMerit Corporation for the registration of up to 292,834 shares of its common stock of our report dated February 6, 1998, with respect to the consolidated statements of financial position of First Shenango Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the years in the three year period ended December 31, 1997 included in FirstMerit Corporation's Form 8-K dated August 31, 1998 filed with the Securities and Exchange Commission.



Pittsburgh, Pennsylvania                               /s/ Ernst & Young LLP
October 22, 1998